Ex. 10.1
                            ASSET PURCHASE AGREEMENT

The ASSET PURCHASE AGREEMENT (the "Agreement") dated as of October 30th, 2006, between Gotham Financial, LLC, a Delaware limited liability corporation (the "Buyer"), and GlobeTel Communications Corp., a Delaware corporation ("Seller").

W I T N E S S E T H:

WHEREAS, Seller has developed a Stored Value Program and a Financial Processing Switch and has contracts for the utilization of the Stored Value Program and the Financial Processing Switch (collectively "the Division"); and

WHEREAS, the Buyer wishes to purchase or acquire (directly or indirectly through subsidiaries) from Seller, and Seller wishes to sell, assign and transfer to the Buyer, substantially all of the assets and properties held in connection with, necessary for, or material to the business and operations of the Division (the "Business"), and the Buyer has agreed to assume (directly or indirectly through its subsidiaries) the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

This Asset Purchase Agreement is subject to the condition that all required due diligence on part of Buyer, to be completed not later than November 3, 2006 and the proper approval of Grupo Ingedigit. Additionally, post-closing, there will be technical continuity coordinated by Joseph Seroussi. In the event that the Buyer is not, in its sole discretion, satisfied with its due diligence or the Grupo Ingedigit approval is not obtained on or before November 3, 2006, the Buyer may, without liability to the Seller, rescind and cancel this Agreement upon notice to the Seller and, upon providing such notice, this Agreement shall be deemed to be rescinded and cancelled and of no further force or effect. In such event, neither party shall have any further obligations or liabilities to the other hereunder.


NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                         SALE AND PURCHASE OF THE ASSETS

      1.1. Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from the Seller all right, title and interest of the Seller in and to (i) the Specified Assets and (ii) the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired primarily relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (items
(i) and (ii) collectively, the "Assets"), including without limitation all those items in the following categories that conform to the definition of the term "Assets":


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            (a) all machinery, equipment, computers, switches, and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person);

            (b) all inventories of work in process, finished products, goods, spare parts, replacement and component parts (collectively, the "Inventories"), including Inventories;

            (c) all rights in and to products sold or leased including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit;

            (d) all rights(including but not limited to any and all Intellectual Property rights) in and to the products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

            (e) all of the rights of the Seller under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

            (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

            (g) all rights, title and interest in the fifty one percent (51%) ownership in GlobeTel Ingedigit Financial Processing Corp., d.b.a. - Power2Process (Financial Processing Switch).

            (h) all Intellectual Property and all rights there under or in respect thereof primarily relating to or used or held for use in connection with the Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, (the "Intellectual Property Assets");


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            (i) all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters of Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files

            (j) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefore;

            (k) all Real Property and all licenses, permits, approvals and qualifications relating to any Real Property issued to any Seller by any Governmental Authority;

            (l) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; and

            (m) all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Asset.

      The term "Specified Assets" shall mean all Real Property set forth on
Schedule 1 and Schedule 1A hereto and the Intellectual Property set forth on
Schedule 2 hereto. At Closing, the Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations, liens and encumbrances excepting only Assumed Liabilities listed on Schedule 3, and Permitted Liens.

      The term "Excluded Assets" shall mean the name and mark "GlobeTel", the name and mark "GlobeTel", in whole or in part and any name or mark derived from or including any of the foregoing shall be retained and not sold by the Seller.

                                    ARTICLE 2
                                   THE CLOSING

      2.1. Place and Date. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 6:00 P.M. local time on the 30th day of October, 2006 at the offices of the Seller at 9050 Pines Boulevard, Pembroke Pines, Florida 33024, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date".

      2.2. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay or cause to be paid to Seller an amount up to but not more than U.S.$ 4,000,000 (FOUR MILLION US DOLLARS) over a period of three (3) years from the date of the closing of this Agreement (the "Purchase Price") and to assume Assumed Liabilities as provided in Section 2.4.


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            (a) The Purchase Price shall be paid as follows over the three (3)
years from the date of Closing. The Purchase Price shall only be payable as and when paid transactions described under subparagraph (a) hereof occur. The actual amount of Purchase Price that shall be due and payable from the Buyer shall be based solely on the number of transactions of the type described below in (a)(i) and (a)(ii) that occur. If no transactions of these types occur during the three year period, with extensions as provided in (a) (iii) below, from the date hereof, then no Purchase Price shall be paid from the Buyer to the Seller. :

                  (i) [***](1) per Stored Value Card transaction. A Stored Value Card transaction shall mean only any transaction under Seller's currently closed and/or committed contracts including a contract with a party with whom Seller has been in negotiation with at the time hereof, or as result of the signed or committed contracts, as listed in Schedule 4, that involves the loading of funds onto a card, the transfer of funds from such card, or any ATM, POS or other transaction utilizing such card.

                  (ii) [***] per financial processing transaction that utilizes the Financial Processing Switch, regardless of the origin of the transaction.

                  (iii) For the avoidance of doubt, a Stored Value Card transaction may also result in a Financial Switch Processing transaction thereby requiring the payment of a fee under subsection (i) and (ii) above.

            (b) The Fees shall be paid thirty (30) calendar days after the end of each fiscal quarter with the first payment date being January 31, 2007.

            (c) Should the Buyer fail to make payments in the minimum amounts listed below in any year, except in the case where the full Purchase Price ($4,000,000) is paid by the end of Year 3, then the payment term shall be extended by one year for each missed minimum payment or until the Purchase Price is paid in full, whichever is sooner:

            (1) Minimum Payment in Year 1: [***]
            (2) Minimum Payment in Year 2: [***]
            (3) Minimum Payment in Year 3: [***]

            (d) Under no circumstance shall the Buyer be obliged to pay the Seller more than $4,000,000 hereunder and in no case shall payment of fees be made after 6 (six) years from the closing date; after 6 (six) years any remaining obligation is extinguished.

----------
(1) [***] indicates information that has been omitted and for which confidential treatment has been requested


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            (e) During the term of this Agreement, and for any period during which payment is to be under this section 2.2, (the "Audit Period"), Buyer shall maintain financial and operational records related to this Agreement. Buyer shall make all books and records open to inspection by the Seller or its assigned designee during normal business hours. During the Audit Period, Buyer hereby grants to Seller or its designee(s), upon one (1) days prior notice to Buyer, access to and the right to make copies of any of Buyer's books, statements, documents, papers or records ("Financial Information") for the purpose of determining the accuracy of fees being remitted to the Seller. If any Audit of buyer's payments or other records reveals any variance in any payment to Seller, then: Buyer shall immediately remit any amount due. In addition, if any Audit reveals any variance from any payment in excess of five percent (5%) of the amount paid, Buyer shall immediately reimburse Seller for all costs and expenses incurred in conducting such Audit. Failure to pay such variance and the cost of the Audit as required herein shall constitute a material breach of the Agreement and Seller may terminate the Agreement in accord with the breach provisions of Section 11.

            (f) Should Seller, at some point in the future seek to purchase services from the Buyer, Buyer, with respect to any service provided utilizing the Assets, shall at no time provide pricing that is less favorable to Seller than the most favorable pricing on which Buyer provides such services to any other third party.


      2.3. Allocation of Purchase Price.

            (a) The parties shall agree upon the allocation of the purchase price to the assets acquired.

      2.4. Assumption of Liabilities.

      At the Closing the Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities relating to the Assets and existing at or arising on or after the Closing Date (collectively, the "Assumed Liabilities"):

                  (i) sublease of a portion of existing office space at 9050 Pines Boulevard, Pembroke Pines, Florida 33024 from the Seller under terms and conditions mutually agreed to by Buyer and Seller to include office furniture, fixtures, telephone services and all other requirements to continue the daily requirements and operation of the Business from the date of the closing; rent for the cage at the NAP of the Americas, Miami, Florida from the date of closing;

                  (ii) any and all liabilities, obligations and commitments arising out of the agreements, contracts and commitments set forth on the
Schedule 4 (or not required to be set forth therein because of the amount involved), but not including any obligation or liability for any breach thereof occurring prior to the Closing Date.

                  (iii) liabilities in respect of Transferred Employees to the extent specifically assumed by Buyer pursuant to Article 6.


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                  (iv) assumption of the Assumed Liabilities relating to the
Business by executing and delivering to Seller an assumption agreement in a form reasonably satisfactory to Seller (the "Assumption Agreement").

            2.5 Employees. Buyer shall have the right to offer employment to any of the Employees of GlobeTel who are currently employees of the Stored Value Card division.

                                   ARTICLE 3.
                              COVENANTS OF SELLER.

      3.1 Seller will not use or disclose to third-parties any trade secrets or other proprietary or confidential information pertaining to any aspect of the Business of the Seller.

      3.2 Seller acknowledges that violation of any of the provisions of this
Section 3 will cause irreparable loss and harm to the Buyer which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, in the event of a breach or threatened breach by Seller of any of the provisions of this Section 3, Buyer shall be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, and Seller agrees that it will not be a defense to any request for such relief that the Buyer has an adequate remedy at law. Notwithstanding the foregoing, Buyer shall have other legal remedies as may be appropriate under the circumstance including, inter alia, recovery of damages occasioned by such breach. For purposes of any proceeding under or with respect to this Section 3, Seller, and Buyer submit to the jurisdiction of the courts of the State of Florida and of Broward or Miami-Dade County located in the State of Florida; and each agrees not to raise and waives any objection to or defense based on the venue of any such court or forum non conveniens.

      3.3 A court of competent jurisdiction, if it determines any of the provisions of this Section 3 to be unreasonable in scope, time or geography, is hereby authorized by Seller, the Company and Buyer to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable under all the circumstances.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER.

      4.1 Seller represents and warrants to the Buyer as follows:

            (a) The Seller has the power and authority to execute, deliver and perform this Agreement and any other agreement or document executed by them under or in connection with this Agreement; and the Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any such other agreement or document. The Board of Directors of the Seller has approved this Agreement and no shareholder approval is required. This Agreement constitutes, and any such other agreement or document when executed will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.


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            (b) Neither the execution nor delivery of this Agreement nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will:

                  (i) contravene any provision of law or any statute, decree, rule or regulation binding upon Seller or contravene any judgment, decree, franchise, order or permit applicable to Seller; or (ii) conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default (with or without the giving of notice or passage of time or both) under any agreement or other instrument to which Seller is a party or by which Seller is bound.

                  I No authorization, consent or approval of, or exemption by, any governmental, judicial or public body or authority of or in any state is required to authorize, or is required in connection with (i) the execution, delivery and performance by Seller of this Agreement, or (ii) any of the transactions contemplated by this Agreement, or (iii) any of the certificates, instruments or other agreements executed by Seller in connection with this Agreement, or (iv) the taking of any action by Buyer.

            (d) Seller is the sole owner of the Assets and of all rights in and to the Assets; and Seller may sell the Assets to Buyer pursuant to this Agreement without the consent or approval of any other person, corporation, partnership, governmental authority or other entity; Seller has not sold, transferred or assigned any of its rights in or to any of the Assets; the Assets are free and clear of any liens, claims, encumbrances and restrictions of any kind except for the approvals noted above.

            (e) Seller is the sole owner of all of the rights in and to the Assets; the Assets are not subject to any lien or other encumbrance or claim or to any option or other right in favor of a third party; except for the provisions of this Agreement, there are no monies owing or obligations outstanding with respect to the Assets; and no consent or approval by or notice to any third party is required in connection with the sale of the Assets to Buyer pursuant to this Agreement.

            (f) Each individual ("inventor") who invented the patents, described on Schedule 2 has agreed (i) to transfer and assign any and all of their rights in the patent(s) to Seller; (ii) that each of the patents was produced as a "work for hire" under the federal copyright laws and (iii) that each patent was independently developed by each inventor and each inventor has no reason to believe that any third party will make any claims that any patent infringe on such third party's intellectual property rights.


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            (g) Except for those rights sold to Buyer under this Agreement,
Seller does not own or have any rights in or to any patent, copyright, trademark, service mark or other right pertaining to any of the Assets.

            (h) None of the Assets violate any patent, copyright, trademark, service mark or other right, contains any libelous or defamatory material or any material which Seller was not duly authorized to use, or misuses or misappropriates any trade secret or confidential information.

            (i) There is no litigation or legal claim pending or threatened with respect to the Assets.

            (j) The representations and warranties of Seller under this Section 4 will survive execution of this Agreement. Seller will indemnify Buyer against any liability and will hold Buyer harmless from and pay any loss, damage, cost and expense (including, without limitation, legal fees, court costs and the cost of appellate proceedings) which Buyer incurs arising out of a breach of any of said representations and warranties or any claim against Buyer alleging facts which, if true, would result in a breach of any said representations and warranties.

            (k) Prior to the Closing, the Seller will continue to conduct its business in accordance with the Seller's normal and past practices including the timely payment of all accounts payable.

      4.2 Knowledge by Buyer of any event, circumstance or fact will not vitiate or otherwise impair any of the warranties of Seller or any of the rights and remedies available to Buyer with respect to such warranties.

      5. Buyer's Warranty. Buyer represents and warrants to Seller that the execution, delivery and performance of this Agreement has been duly authorized by Buyer's Board of Directors.

6. Indemnities.

      6.1 The representations and warranties of the Seller and Buyer will be deemed made on execution of this Agreement and at the Closing, and all of those representations and warranties and all of the covenants and obligations of the parties under this Agreement will survive the Closing.

      6.2 Buyer will hold the Seller harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which Seller incurs by reason of any representation or warranty or withholding of any pertinent facts or other information of Buyer being incorrect or by reason of any breach by Buyer of any of its covenants or obligations under this Agreement.

      6.3 Seller will hold Buyer harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which Buyer incurs by reason of any representation or warranty of Seller being incorrect or by reason of any breach by Seller of any of its covenants or obligations under this Agreement.


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7. Additional Covenants of the SELLER.

      7.1 Prior to the Closing, the Seller will continue to conduct its business in accordance with the Seller's normal and past practices.

      7.2 Prior to the Closing, the Seller will not do any of the following without Buyer's prior written consent:

                  7.2.1 merge or consolidate with any corporation or other entity or liquidate or dissolve;

                  7.2.2 adopt or agree to adopt any plan providing for its reorganization;

                  7.2.3 make any loan or other extension of credit or issue any guaranty or otherwise incur any contingent liability except for extensions of credit not exceeding thirty (30) days to trade creditors in accordance with past practices and in the normal course of business;

                  7.2.4 sell, pledge, transfer, assign or grant a security interest in any of its assets, property, contracts or rights;

                  7.2.5 enter into or terminate any contract;

8. Further Assurances.

      Seller will execute such additional documents as Buyer may reasonably request to vest or confirm the vesting in Buyer of all of the Assets and title thereto.

9. Amendment. This Agreement may be amended only by an instrument in writing signed by Seller and Buyer.

10. Default/Breach.

      Should the Seller have failed to pay any liability of the Assets of the Business as set forth in the Agreement, failed to have been able to convey all rights, title and interest to the Assets of the Business as set forth in the Agreement or otherwise material breach the Agreement, upon written notification from the Buyer, the Seller will have twenty (20) days to cure such default/breach. In the event that Seller is unwilling or unable to cure such default/breach, the Buyer is released from any and all then current and future payments and obligations to Seller under the Agreement as of the date of the default/breach. Should the Buyer fail to make any payment as called for hereunder or otherwise in material breach of this Agreement, upon written notification from the Seller, the Buyer will have twenty (20) days to cure such default/breach. In the event that Buyer is unwilling or unable to cure such default/breach, the Seller will have the right, but not the obligation, to notify Grupo Ingedigit directly of such an uncured default/breach and receive directly from GlobeTel Ingedigit Financial Processing Corp. all such unpaid amounts due to Seller from Buyer's fifty percent (50%) share in revenues from GlobeTel Ingedigit Financial Processing Corp. until all such payments have been made in full to Seller.(including but not limited to dividends or profit distributions). Whether or not Seller elects to notify Grupo Ingedigit, Seller shall maintain all its rights to recover damages from the Buyer including any right to equitable relief for any default and/or breach..
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11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

12. Arbitration. All claims or disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a panel of three arbitrators, under the commercial arbitration rules of the American Arbitration Association (the "AAA") in Miami-Dade County, Florida, except as modified hereby. Each party shall appoint an arbitrator and the third arbitrator shall be selected by the two appointed arbitrators within twenty days, following the receipt of written notice of arbitration, as prescribed by the AAA. In the event that both appointed arbitrators are unable to select the third arbitrator within a period twenty days, the AAA shall be permitted to submit an appointment. The arbitrators award shall be in writing, made by a majority thereof, and include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrators shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors an d permitted assigns.

13. Section Headings. Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.


                            [SIGNATURE PAGE FOLLOWS]


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


SELLER                                    BUYER

GLOBETEL COMMUNICATIONS CORP.             GOTHAM FINANCIAL, LLC


/s/ Peter Khoury                          /s/ John v. Maggi
--------------------------                ------------------------------
    Peter Khoury                              John V. Maggi
    CEO                                       CEO






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                                   SCHEDULE 1
                                     ASSETS


1)    All inventory of stored value card and related products and services.

2) The 51% ownership interest in GlobeTel Ingedigit Financial Processing Corp., d.b.a. - Power2Process (i.e., Partnership with Grupo Ingedigit).

3) All certifications, in-process or completed, including, but not limited to, Payment Card Industry (i.e.,PCI), MasterCard, Verifone, etc.

4) All computer and information systems equipment in the "Cage" at the NAP of the Americas and in Seller's offices - see list attached to this Agreement.

5) Any and all other assets as agreed to by both Seller and Buyer as set forth on Schedule 1A.


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                                   SCHEDULE 2
                              INTELLECTUAL PROPERTY

1)    The perpetual license, at no cost to Buyer, of the Point of Sale (i.e.,
      POS) Financial Processing software, including all upgrades and updates, that was developed by Ingedigit and/or Seller;

2) All other financial management software programs with accompanying documentation, including all upgrades and updates.

3) Root passwords, access codes and any other information needed to operate the assets listed in Schedule 1.

4)    Alexsam License Agreement.

5)    RapidMoney License Agreement.


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                                   SCHEDULE 3
                               ASSUMED LIABILITIES

1) Lease or sub-lease of a portion of Seller's existing office space at 9050 Pines Boulevard, Pembroke Pines, Florida 33024 including the Power2Process offices, under terms and conditions mutually agreed to by Buyer and Seller, including all leasehold improvements, office furniture, fixtures, telephone services, equipment and all other requirements to continue the daily requirements and operation of the Business from the date of the closing; approximately 5,000 square feet for a gross rental charge/expense (including all overheads, utilities and real estate taxes) of approximately $10,000.00 per month for the approximately remaining lease term as per the lease terms set forth on the Lease attached hereto as
      Exhibit 1, unless Buyer otherwise negotiates director with the Landlord for such thereby relieving Seller of such obligations thereunder with respect to approximately 5,000 square feet of space;

2) The lease for the "Cage" Space where Power2Process equipment resides at the NAP of the Americas and auxiliary services as detailed in "List of Services" as set forth below.

[***]


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                                   SCHEDULE 4
                                    CONTRACTS


1) Travelex Currency Services, Inc. Agreement for Point of Sale Electronic Funds Transfers dated November 1, 2005.

2)    Commission Agreement with Rene Ferrer dated June 23, 2005.

3) Fidelity Express Agreement to provide the POS network for Travelex dated January 6, 2006.

4)    All current debit cards and BINS (Bank Identification Number) programs.

                             Stored Value Contracts

5) Business Agreement with Financial Software and Systems (P) Limited dated November 4, 2005.

6) Bank ICA/BIN Sponsorship Agreement with Independence Bank dated January 5, 2006.